UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 2, 2017

Global Brokerage, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street, FL 50 New York, NY, 10041

(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 2, 2017, the Nasdaq Stock Market (“Nasdaq”) notified Global Brokerage Inc. (the “Company”) that, for the prior 30 consecutive business days, the market value of the Company’s publicly held shares was less than $15 million, which does not meet the requirement for continued listing under The Nasdaq Global Select Market listing rules. Although this notification has no immediate effect on the Company’s listing on the Nasdaq Stock Market or on the trading of the Company’s common stock, the market value of the Company’s publicly held shares must exceed $15 million for ten consecutive business days between now and October 30, 2017, to avoid delisting.

If that market-value requirement is not satisfied, Nasdaq will provide written notice that the Company’s common stock is subject to delisting from The Nasdaq Global Select Market. In that event, the Company will either appeal such determination to a hearings panel or submit an application to transfer its securities to the Nasdaq Capital Market. There can be no assurance that the Company will remain listed on The Nasdaq Global Select Market after October 31, 2017.

About Global Brokerage Inc.

Global Brokerage Inc. (NASDAQ: GLBR) is a holding company with an indirect effective 37.3% ownership of FXCM Group LLC (“FXCM Group”) through its equity interest in Global Brokerage Holdings LLC with an economic interest in FXCM Group of up to 33.5% depending on the amount of cash cumulatively distributed by FXCM Group pursuant to the distribution provisions of the Amended and Restated Limited Liability Company Agreement of FXCM Group, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BROKERAGE, INC.

By:	/s/David S. Sassoon
	Name:	David S. Sassoon
	Title:	General Counsel

Date:  May 8, 2017